EXHIBIT 99.1

QC Holdings, Inc. Reports Fourth Quarter Results

OVERLAND PARK, Kan., March 6, 2014 (GLOBE NEWSWIRE) -- QC Holdings, Inc. (Nasdaq:QCCO) reported a loss from continuing operations of $13.5 million and revenues of $41.0 million for the quarter ended December 31, 2013. For the year ended December 31, 2013, the company reported a loss from continuing operations totaling $9.5 million and revenues of $152.0 million.

The three months and year ended December 31, 2013 include $22.1 million of non-cash impairment charges ($16.2 million, after consideration of income taxes) resulting from the company's review of the recoverability of goodwill and other intangibles for its branch lending and Canadian online business units.

For the three months and year ended December 31, 2012, income from continuing operations totaled $589,000 and $8.7 million, respectively, and revenues were $39.6 million and $148.9 million, respectively.

The three months and year ended December 31, 2013 and 2012 include discontinued operations relating to: i) branches that were closed during each period (or are approved to be closed in the first half of 2014), and ii) the company's automotive business that was sold in December 2013. Schedules reconciling adjusted EBITDA to income from continuing operations for the three months and year ended December 31, 2013 and 2012 are provided below.

** Fourth Quarter **

Revenues increased $1.4 million, or 3.5%, quarter-to-quarter, primarily due to higher fees and interest from the company's longer-term, higher-dollar installment products, which were introduced in early 2012, partially offset by reduced payday loan fees as a result of increased competition.

Branch operating costs, exclusive of loan losses, increased $136,000 (to $16.1 million) during the three months ended December 31, 2013 versus prior year's fourth quarter. This increase was primarily attributable to new marketing initiatives and higher bank-related charges.

Loan losses increased $2.9 million during the three months ended December 31, 2013, totaling $13.4 million versus $10.5 million in prior year's quarter. The loss ratio increased to 32.8% in fourth quarter 2013 versus 26.5% in fourth quarter 2012. The increase in the loss ratio is attributable to a higher rate of returned items in the current quarter versus prior year (50% in returned items as a percentage of revenues versus 40% in prior year's fourth quarter). This increase is related to seasoning of the company's newer, higher-dollar installment products, the introduction of electronic collateralization of loans (in lieu of checks) and the prolonged economic recovery.

Regional and corporate expenses totaled $6.2 million during the three months ended December 31, 2013, down $2.2 million from the $8.4 million in fourth quarter 2012. The improvement is largely attributable to reduced salaries and performance-based incentive compensation quarter-to-quarter.

In connection with the review of the recoverability of goodwill and other intangibles, during fourth quarter 2013, the company recorded: i) a goodwill impairment charge of $15.7 million in the branch lending business unit; and ii) goodwill and intangible impairment charges of $5.7 million and $669,000, respectively, associated with the company's Direct Credit subsidiary. During fourth quarter 2012, the company recorded a $2.3 million goodwill and intangible impairment charge related to the company's Canadian online subsidiary and South Carolina branches, respectively.

In connection with the company's ongoing evaluation of its operating units and businesses, the company disposed of its automotive business on December 9, 2013 for approximately $6.0 million. The revenues, losses, expenses, assets and liabilities of this business segment are reflected as discontinued operations in the accompanying financial information.

** Year Ended December 31 **

The company's revenues improved $3.1 million, or 2.1%, to $152.0 million during the year ended December 31, 2013 for the same reasons noted in the quarterly discussion above.

Branch operating costs, exclusive of loan losses, increased to $63.9 million during the year ended December 31, 2013 versus $63.2 million in prior year. As noted in the quarterly discussion above, this increase reflects a renewed marketing focus and higher bank-related charges.

During the year ended 2013, the company reported loan losses of $44.4 million compared to $32.7 million during the year ended December 31, 2012. The company's loss ratio increased to 29.2% versus 21.9% in 2012 for the same reasons noted in the quarterly discussion above.

Regional and corporate expenses totaled $28.6 million during the year ended December 31, 2013 compared to $32.8 million in 2012. The year ended December 31, 2013 includes approximately $525,000 in severance and related costs in connection with a restructuring necessitated by declining loan volumes over the past few years as a result of shifting customer demand, the sluggish economy, regulatory changes and increasing competition in the short-term credit industry. The year ended 2012 includes a $739,000 gain resulting from the cash settlement of an expiring life insurance policy. Exclusive of the 2013 severance and related costs and the 2012 non-recurring gain, the $5.4 million decline in expenses year-to-year reflects reduced salaries and performance-based incentive compensation, as well as lower governmental affairs expenditures.

Other expense in 2013 totaled $819,000 versus other income of $1.4 million in 2012. The 2013 expenses primarily consist of losses on the disposal of property. Full year 2012 included the reversal of the liability that was recorded to estimate the fair value of the contingent supplemental earn-out payment in connection with the company's acquisition of Direct Credit in September 2011.

As previously reported, in connection with the November 8, 2013 amendment to the company's credit agreement, the company is prohibited from paying any dividends through September 30, 2014, the maturity of the facility. As a result, the company's board of directors suspended the regular quarterly dividend of $0.05 per share.

About QC Holdings, Inc.

Headquartered in Overland Park, Kansas, QC Holdings, Inc. is a leading provider of short-term loans in the United States and Canada. In the United States, QC offers various products, including payday, installment and title loans, check cashing, debit cards and money transfer services, through 432 branches in 23 states at December 31, 2013 (note, however, that the company has 35 branches scheduled to close in the first half of 2014). In Canada, the company, through its subsidiary Direct Credit Holdings Inc., is engaged in short-term, consumer Internet lending in various provinces. During fiscal 2013, the company advanced nearly $815 million to customers and reported total revenues of $152.0 million.

Forward Looking Statement Disclaimer: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the company's current expectations and are subject to a number of risks and uncertainties, which could cause actual results to differ materially from those forward-looking statements. These risks include (1) changes in laws or regulations or governmental interpretations of existing laws and regulations governing consumer protection or payday lending practices, (2) uncertainties relating to the interpretation, application and promulgation of regulations under the Dodd-Frank Wall Street Reform and Consumer Protection Act, including the impact of future regulations proposed or adopted by the Bureau of Consumer Financial Protection (CFPB), which is created by that Act, (3) ballot referendum initiatives by industry opponents to cap the rates and fees that can be charged to customers, (4) uncertainties related to the examination process by the CFPB and the potential for indirect rulemaking through the examination process, (5) litigation or regulatory action directed towards us or the payday loan industry, (6) volatility in our earnings, primarily as a result of fluctuations in loan loss experience and closures of branches, (7) risks associated with the leverage of the company, (8) negative media reports and public perception of the payday loan industry and the impact on federal and state legislatures and federal and state regulators, (9) changes in our key management personnel, (10) integration risks and costs associated with acquisitions, (11) risks associated with owning and managing non-U.S. businesses, and (12) the other risks detailed under Item 1A. "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2012 filed with the Securities and Exchange Commission. QC will not update any forward-looking statements made in this press release to reflect future events or developments.

(Financial and Statistical Information Follows)

QC Holdings, Inc.
Consolidated Statements of Operations
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2013	2012	2013
Revenues
Payday loan fees	$ 29,711	$ 28,005	$ 115,428	$ 108,399
Installment interest and fees	6,114	9,285	18,308	29,892
Other	3,779	3,697	15,123	13,691
Total revenues	39,604	40,987	148,859	151,982
Operating expenses
Salaries and benefits	8,359	8,258	33,347	33,079
Provision for losses	10,493	13,439	32,667	44,449
Occupancy	4,168	4,184	16,760	16,849
Depreciation and amortization	494	447	1,974	1,939
Other	2,929	3,197	11,119	12,079
Total operating expenses	26,443	29,525	95,867	108,395
Gross profit	13,161	11,462	52,992	43,587

Regional expenses	3,010	1,971	11,997	9,433
Corporate expenses	5,424	4,245	20,805	19,178
Depreciation and amortization	451	469	1,878	1,798
Interest expense	629	444	2,739	1,397
Impairment of goodwill and intangible assets	2,330	22,055	2,330	22,055
Other expense (income), net	42	222	(1,386)	819
Income (loss) from continuing operations before income taxes	1,275	(17,944)	14,629	(11,093)
Provision (benefit) for income taxes	686	(4,467)	5,952	(1,630)
Income (loss) from continuing operations	589	(13,477)	8,677	(9,463)
Loss from discontinued operations, net of income tax	(3,530)	(1,840)	(3,304)	(4,530)
Net income (loss)	$ (2,941)	$ (15,317)	$ 5,373	$ (13,993)

Earnings (loss) per share:
Basic
Continuing operations	$ 0.03	$ (0.76)	$ 0.49	$ (0.53)
Discontinued operations	(0.20)	(0.11)	(0.19)	(0.26)
Net income (loss)	$ (0.17)	$ (0.87)	$ 0.30	$ (0.79)

Diluted
Continuing operations	$ 0.03	$ (0.76)	$ 0.49	$ (0.53)
Discontinued operations	(0.20)	(0.11)	(0.19)	(0.26)
Net income (loss)	$ (0.17)	$ (0.87)	$ 0.30	$ (0.79)

Weighted average number of common shares outstanding:
Basic	17,182	17,358	17,169	17,370
Diluted	17,350	17,358	17,226	17,370

Non-GAAP Reconciliations
Adjusted EBITDA
(in thousands)
(Unaudited)

QC reports adjusted EBITDA (income from continuing operations before interest, taxes, depreciation, amortization, charges related to stock options and restricted stock awards, and non-cash gains or losses associated with property disposition) as a financial performance measure that is not defined by U.S. generally accepted accounting principles ("GAAP"). QC believes that adjusted EBITDA is a useful performance metric for our investors and is a measure of operating and financial performance that is commonly reported and widely used by financial and industry analysts, investors and other interested parties because it eliminates significant non-cash charges to earnings. The year ended December 31, 2013 includes additional adjustments to EBITDA related to severance and related costs in connection with a first quarter 2013 restructuring plan that the company undertook due to a decline in loan volumes over the past few years as a result of shifting customer demand, the sluggish economy, regulatory changes and increasing competition in the short-term credit industry. The year ended December 31, 2012 includes an adjustment to EBITDA in connection with the cash settlement of an expiring life insurance policy.  It is important to note that non-GAAP measures, such as adjusted EBITDA, should not be considered as alternative indicators of financial performance compared to net income or other financial statement data presented in the company's consolidated financial statements prepared pursuant to GAAP. Non-GAAP measures should be evaluated in conjunction with, and are not a substitute for, GAAP financial measures. The following table provides a reconciliation of income from continuing operations to adjusted EBITDA:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2013	2012	2013

Income (loss) from continuing operations	$ 589	$ (13,477)	$ 8,677	$ (9,463)
Provision (benefit) for income taxes	686	(4,467)	5,952	(1,630)
Depreciation and amortization	945	916	3,852	3,737
Interest expense	629	444	2,739	1,397
Non-cash losses (gains) (a)	42	222	(1,386)	819
Non-cash impairment of goodwill and intangible assets (b)	2,330	22,055	2,330	22,055
Stock option and restricted stock expense	379	236	1,749	1,192
Gain on settlement of expiring life insurance policy			(739)
Severance and related costs				557
Adjusted EBITDA	$ 5,600	$ 5,929	$ 23,174	$ 18,664

Notes:
(a) Generally represents non-cash losses on property dispositions throughout each period and a non-cash gain during 2012 related to the reversal of the contingent earn-out liability in connection with the 2011 Canadian online acquisition.

(b) Represents non-cash impairment charges of goodwill and intangible assets related to the company's branch lending and Canadian online business units.

QC Holdings, Inc.
Consolidated Balance Sheets
(in thousands)

	December 31, 2012	December 31, 2013
ASSETS		(Unaudited)
Current assets
Cash and cash equivalents	$ 14,124	$ 12,685
Restricted cash	1,076	1,076
Loans receivable, less allowance for losses of $6,608 at December 31, 2012 and $8,272 at December 31, 2013	60,462	57,349
Current assets of discontinued operations	2,159
Prepaid expenses and other current assets	9,084	6,723
Total current assets	86,905	77,833
Non-current loans receivable, less allowance for losses of $437 at December 31, 2012 and $2,171 at December 31, 2013	1,677	6,332
Non-current assets of discontinued operations	1,628
Property and equipment, net	11,210	10,330
Goodwill	21,791
Intangible assets, net	3,627	1,560
Other assets, net	4,862	12,049
Total assets	$ 131,700	$ 108,104

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$ 2,023	$ 817
Accrued expenses and other liabilities	8,169	7,770
Deferred revenue	3,993	3,669
Current liabilities of discontinued operations	1,268
Current portion of long-term debt		4,500
Revolving credit facility	25,000	16,300
Total current liabilities	40,453	33,056

Non-current liabilities	5,747	5,860
Long-term debt	3,154	3,282
Total liabilities	49,354	42,198

Commitments and contingencies
Stockholders' equity	82,346	65,906
Total liabilities and stockholders' equity	$ 131,700	$ 108,104

QC Holdings, Inc.
Selected Statistical and Operating Data
(in thousands, except Average Loan, Average Term and Average Fee)

	Three Months Ended December 31,		Year ended December 31,
	2012	2013	2012	2013
	Unaudited		Unaudited

Operating Data – Short-term Loans:
Loan volume	$ 202,131 95	$ 191,023	$ 778,904	$ 728,821
Average loan (principal plus fee)	380.25	387.31	378.15	383.14
Average fee	57.35	59.65	57.67	59.23

Operating Data – Installment Loans:
Loan volume	$ 10,998	$ 14,167	$ 32,376	$ 44,684
Average loan (principal)	724.54	899.49	654.57	794.26
Average term (days)	217	263	199	243

Other Revenues:
Credit service fees	$ 1,763	$ 1,581	$ 6,731	$ 6,192
Check cashing fees	645	616	2,887	2,594
Open-end credit fees	269	845	528	1,861
Title loan fees	557	119	2,677	789
Other	545	536	2,300	2,255
Total	$ 3,779	$ 3,697	$ 15,123	$ 13,691

Loss Data:
Provision for losses, continuing operations:
Charged-off to expense	$ 16,010	$ 20,417	$ 57,802	$ 73,577
Recoveries	(6,631)	(8,992)	(26,994)	(33,162)
Adjustment to provision for losses based on evaluation of outstanding receivables	1,114	2,014	1,859	4,034
Total provision for losses	$ 10,493	$ 13,439	$ 32,667	$ 44,449

Provision for losses as a percentage of revenues	26.5%	32.8%	21.9%	29.2%
Provision for losses as a percentage of loan volume (all products)	4.6%	6.2%	3.7%	5.5%
CONTACT: Investor Relations Contact:
         Douglas E. Nickerson (913-234-5154)
         Chief Financial Officer

         Media Contact:
         Tom Linafelt (913-234-5237)
         Director - Corporate Communications